Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 71 Road Town, Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

7 October 2025

george.weston@harneys.com
+1 284 852 4333

061427.0001/GYW/PKM

SEALSQ Corp

Avenue Louis-Casaï 58

1216 Cointrin

Switzerland

Dear SEALSQ Corp

SEALSQ Corp, Company No 2095496 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Company’s offering to certain investors holding Class A Warrants, in consideration for exercising in full all of the existing Class A Warrants held by such investors at the exercise price per Class A Warrant share as set forth in Class A Warrants of $4.60, (i) an amendment to the Class A Warrants to provide for the issuance of Ordinary Shares or Pre-funded Warrants (the Pre-funded Warrants), at the option of the holder, if, as a result of the exercise of the Class A Warrants, the holder’s beneficial ownership of the Company’s Ordinary Shares would exceed such holder’s beneficial ownership blocker election as set forth in its Class A Warrant immediately following such exercise, (ii) Class C warrants to purchase up to 26,250,000 Ordinary Shares (the Class C Warrants and together with the Pre-funded Warrant, the Warrants), and (iii) up to 26,250,000 Ordinary Shares upon exercise of the Class C Warrants in accordance with their terms.

The Warrants are being issued pursuant to the Company’s registration statement on Form F-3 and accompanying prospectus declared effective on 2 April 2025 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the F-3), and the prospectus supplement filed on or around the date of this opinion (the Prospectus Supplement and together with the F-3, the Registration Statement).

Where the context provides, capitalised terms defined in the Registration Statement shall have the same meanings when used in this opinion.

We are furnishing this opinion as Exhibit 5.1 and 23.1 to the Company’s current report on Form 6-K which will be incorporated by reference into the Registration Statement (the Form 6-K).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

A list of partners is available for inspection at our offices.

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

Valid Issuance of Ordinary Shares.

The allotment and issue of Ordinary Shares, including the Ordinary Shares issuable upon the exercise of the Warrants, as contemplated by the Registration Statement and the Form 6-K has been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the Ordinary Shares will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation of the holders of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Form 6-K, which is incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Harney Westwood & Riegels (BVI) LP

Schedule 1

List of Documents and Records Examined

1	a copy of the Company’s certificate of incorporation obtained from the Registry of Corporate Affairs on 4 August 2023 and the memorandum and articles of association (the Memorandum and Articles) obtained from the Registry of Corporate Affairs on 15 March 2023, which our searches dated 6 October 2025 indicated were not subsequently amended.

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 6 October 2025 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate), noting that there have been subsequent director changes approved by the Company which are stated in the Director’s Certificate;

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 6 October 2025;

4	a certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 22 September 2025;

5	the records of proceedings on file with, and available for inspection on 6 October 2025 at the High Court of Justice, British Virgin Islands;

6	a certificate from directors of the Company, dated on or around the date of this opinion (the Director’s Certificate);

7	copies of the unanimous written resolutions of the board of directors of the Company dated 3 October 2025 approving the Company’s entry into, and authorising the execution and delivery by the Company of, the Transaction Documents (the Resolutions).

(1 to 7 above are the Corporate Documents).

8	The F-3,

9	the Prospectus Supplement;

10	and the Form 6-K.

The Corporate Documents and the documents referred to at 8-10 above are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the filing of the Form 6-K and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Statement which has not been properly disclosed in the Resolutions.

2	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Registration Statement conforms in every material respect to the latest draft of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The written Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

4	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

6	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.